                                                                    Exhibit 99.1

                          CORNERSTONE PROPERTIES INC.
                                AND SUBSIDIARIES
                       CONSOLIDATED FINANCIAL STATEMENTS
                         AS OF DECEMBER 31, 1999, 1998
                            AND FOR THE YEARS ENDED
                        DECEMBER 31, 1999, 1998 AND 1997

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Cornerstone Properties Inc.

    In our opinion, the consolidated financial statements listed in the index appearing under Item 14(a)(i) of this Form 10-K/A present fairly, in all material respects, the financial position of Cornerstone Properties Inc. and subsidiaries ("Cornerstone") at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. In addition, in our opinion, the financial statement schedule listed in the index appearing under Item 14(a)(i) of this Form 10-K/A presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

    As discussed in Note 1 of the consolidated financial statements, on February 11, 2000, Cornerstone announced a definitive plan of merger with Equity Office Properties Trust.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
New York, New York
March 3, 2000

                  CORNERSTONE PROPERTIES INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1999 AND 1998

                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                                 1999         1998
                                                              ----------   ----------
ASSETS
Developments in progress:
  Land......................................................  $   46,132   $   10,437
  Development costs.........................................      17,000        2,519
Rental Property, at cost:
  Land......................................................     646,852      702,840
  Buildings, leasehold interests and improvements...........   3,084,466    3,403,152
  Deferred lease costs......................................     157,015      143,188
                                                              ----------   ----------
                                                               3,951,465    4,262,136
  Less: Accumulated depreciation and amortization...........     290,998      286,664
                                                              ----------   ----------
      Total Development and Rental Property.................   3,660,467    3,975,472

Assets held for sale........................................      62,185       77,568
Cash and cash equivalents...................................      19,679       61,869
Restricted cash.............................................     222,043        9,114
Investment in joint ventures................................      31,725       31,500
Other deferred costs, net of accumulated amortization of
  $7,092 and $999...........................................      42,655       47,807
Deferred tenant receivables.................................      77,243       53,489
Tenant and other receivables, net...........................      14,725       10,326
Other assets................................................      39,506       14,839
                                                              ----------   ----------
TOTAL ASSETS................................................  $4,170,228   $4,281,984
                                                              ==========   ==========
LIABILITIES

Long-term debt, inclusive of $16,149 and $25,031 of
  unamortized premium.......................................  $1,448,331   $1,532,474
Credit facility.............................................     329,000      465,000
Accrued interest............................................      10,961       10,933
Accrued real estate taxes...................................      16,457       16,395
Accounts payable and accrued expenses.......................      45,006       51,454
Distributions payable.......................................          --       38,163
Unearned revenue and other liabilities......................      40,881       23,890
                                                              ----------   ----------
TOTAL LIABILITIES...........................................   1,890,636    2,138,309
                                                              ==========   ==========
MINORITY INTEREST
Minority interest in operating partnership..................     284,566      283,388
Minority interest in joint ventures.........................      22,532       23,420
                                                              ----------   ----------
TOTAL MINORITY INTEREST.....................................     307,098      306,808
                                                              ==========   ==========

Commitments and contingencies

Redeemable preferred stock; 344,828 shares authorized; 0
  shares issued and outstanding.............................          --           --

STOCKHOLDERS' EQUITY
7% Cumulative convertible preferred stock, $16.50 stated value; 65,000,000 shares authorized; 3,030,303 shares
  issued and outstanding....................................      50,000       50,000
Common stock, no par value; 250,000,000 shares authorized;
  129,610,536 shares issued and 129,252,303 shares
  outstanding...............................................          --           --
Paid-in capital.............................................   1,808,943    1,788,567
Retained earnings...........................................     111,150           --
Accumulated other comprehensive income......................       9,424           --
Deferred compensation.......................................      (2,012)      (1,700)
                                                              ----------   ----------
                                                               1,977,505    1,836,867
Treasury stock, 358,233 shares, at cost.....................      (5,011)          --
                                                              ----------   ----------
TOTAL STOCKHOLDERS' EQUITY..................................   1,972,494    1,836,867
                                                              ----------   ----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..................  $4,170,228   $4,281,984
                                                              ==========   ==========



The accompanying notes are an integral part of these consolidated financial statements.

                  CORNERSTONE PROPERTIES INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

            (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                1999       1998       1997
                                                              --------   --------   --------
REVENUES
  Office and parking rentals................................  $607,409   $338,515   $159,828
  Earnings in joint ventures................................       898     11,420         --
  Interest and other income.................................     9,141      9,551     14,083
                                                              --------   --------   --------
    TOTAL REVENUES..........................................   617,448    359,486    173,911
                                                              --------   --------   --------
EXPENSES
  Building operating expenses...............................   132,630     75,663     35,962
  Real estate taxes.........................................    71,554     46,760     25,560
  Interest expense..........................................   137,759     67,533     33,977
  Depreciation and amortization.............................    96,726     59,278     30,978
  General and administrative................................    27,006     12,939      7,564
                                                              --------   --------   --------
    TOTAL EXPENSES..........................................   465,675    262,173    134,041
                                                              --------   --------   --------
                                                               151,773     97,313     39,870
                                                              --------   --------   --------
OTHER INCOME (EXPENSES)
  Gain (loss) on sale of real estate assets.................   131,034     (2,076)        --
  Net gain on interest rate swaps...........................        --         --         99
                                                              --------   --------   --------
    TOTAL OTHER INCOME (EXPENSES)...........................   131,034     (2,076)        99
                                                              --------   --------   --------

MINORITY INTEREST
  Minority interest in operating partnership................   (34,982)    (2,850)        --
  Minority interest in joint ventures.......................    (5,755)    (4,619)    (2,368)
                                                              --------   --------   --------
    TOTAL MINORITY INTEREST.................................   (40,737)    (7,469)    (2,368)
                                                              --------   --------   --------
Income before cumulative effect of a change in accounting
  principle and extraordinary loss..........................   242,070     87,768     37,601

Cumulative effect of a change in accounting principle.......      (630)        --         --
Extraordinary loss..........................................   (10,787)    (4,303)       (54)
                                                              --------   --------   --------
NET INCOME..................................................  $230,653   $ 83,465   $ 37,547
                                                              ========   ========   ========

INCOME APPLICABLE TO PREFERRED STOCK........................  $ (3,500)  $ (3,500)  $(10,160)
                                                              --------   --------   --------

INCOME APPLICABLE TO COMMON STOCK...........................  $227,153   $ 79,965   $ 27,387
                                                              ========   ========   ========
INCOME BEFORE CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING
  PRINCIPLE AND EXTRAORDINARY LOSS PER COMMON SHARE.........  $   1.85   $   0.84   $   0.63
                                                              ========   ========   ========
CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE AND
  EXTRAORDINARY LOSS PER COMMON SHARE.......................  $  (0.09)  $  (0.04)  $     --
                                                              ========   ========   ========

BASIC INCOME PER COMMON SHARE...............................  $   1.76   $   0.80   $   0.63
                                                              ========   ========   ========

DILUTED INCOME PER COMMON SHARE.............................  $   1.74   $   0.80   $   0.63
                                                              ========   ========   ========



The accompanying notes are an integral part of these consolidated financial statements.

                  CORNERSTONE PROPERTIES INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                                1999       1998       1997
                                                              --------   --------   --------
Net income..................................................  $230,653   $83,465    $37,547
                                                              ========   =======    =======
OTHER COMPREHENSIVE INCOME:
  Unrealized gain on investments............................     3,911        --         --
  Unrealized gain on interest rate swaps during the
    period..................................................     5,513        --         --
                                                              --------   -------    -------
  Other comprehensive income................................     9,424        --         --
                                                              --------   -------    -------
COMPREHENSIVE INCOME........................................  $240,077   $83,465    $37,547
                                                              ========   =======    =======



The accompanying notes are an integral part of these consolidated financial statements.

                  CORNERSTONE PROPERTIES INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

            (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                      COMMON STOCK            PREFERRED STOCK                    ACCUMULATED
                                ------------------------   ----------------------   RETAINED        OTHER
                                OUTSTANDING    PAID-IN     OUTSTANDING   PAID-IN    EARNINGS    COMPREHENSIVE    TREASURY
                                  SHARES       CAPITAL       SHARES      CAPITAL    (DEFICIT)       INCOME        STOCK
                                -----------   ----------   -----------   --------   ---------   --------------   --------
BALANCE, JANUARY 1, 1997......  20,609,754    $  160,577    3,030,303    $50,000    $(30,789)           --            --

Common stock proceeds, net of
  $17,204 in stock issuance
  costs.......................  16,100,000       208,196           --         --          --            --            --
Preferred stock conversion....  11,482,760       162,515           --         --          --            --            --
Dividend reinvestment, net of
  $296 in stock issuance
  costs.......................     696,013        10,808           --         --          --            --            --
PGGM stock....................  34,185,500       547,000           --         --          --            --            --
Restricted stock grants.......     107,292         1,761           --         --          --            --            --
Restricted stock grant
  vesting.....................          --            --           --         --          --            --            --
Net income....................          --            --           --         --      37,547            --            --
Option exercise...............      10,500           150           --         --          --            --            --
Preferred stock
  distributions...............          --        (3,402)          --         --      (6,758)           --            --
Common stock distributions
  ($1.04/shr).................          --       (39,418)          --         --          --            --            --
                                -----------   ----------    ---------    -------    --------        ------       -------
BALANCE, DECEMBER 31, 1997....  83,191,819    $1,048,187    3,030,303    $50,000    $     --        $   --       $    --

Common stock proceeds, net of
  $14,463 in stock issuance
  costs.......................  25,969,203       447,881           --         --          --            --            --
Dividend reinvestment, net of
  $410 in stock issuance
  costs.......................     397,404         6,294           --         --          --            --            --
Tower 56 residual purchase....     307,692         5,500           --         --          --            --            --
Restricted stock grants.......      31,678           577           --         --          --            --            --
Restricted stock grant
  vesting.....................          --            --           --         --          --            --            --
Net income....................          --            --           --         --      83,465            --            --
Minority adjustment...........          --        49,219           --         --          --            --            --
Preferred stock
  distributions...............          --            --           --         --      (3,500)           --            --
Common stock distributions
  ($1.50/shr).................          --       (70,963)          --         --     (79,965)           --            --
One Memorial acquisition......   3,428,571        60,000           --         --          --            --            --
Wilson Acquisition............  14,884,417       241,872           --         --          --            --            --
                                -----------   ----------    ---------    -------    --------        ------       -------
BALANCE, DECEMBER 31, 1998....  128,210,784   $1,788,567    3,030,303    $50,000    $     --        $   --       $    --

Stock issuance costs..........          --          (378)          --         --          --            --            --
Restricted stock grants.......          --         1,760           --         --          --            --            --
Restricted stock grant
  vesting.....................          --            --           --         --          --            --            --
Net income....................          --            --           --         --     230,653            --            --
Minority adjustment...........          --         1,464           --         --          --            --            --
Unrealized gain on
  investments.................          --            --           --         --          --         3,911            --
Unrealized gain on swaps......          --            --           --         --          --         5,513            --
DRIP..........................     147,577         2,318           --         --          --            --            --
Options exercised.............     127,000         1,827           --         --          --            --            --
Unitholder redemption.........   1,125,175        13,385           --         --          --            --            --
Treasury stock................    (358,233)           --           --         --          --            --
(5,011)
Preferred stock
  distributions...............          --            --           --         --      (3,500)           --            --
Common stock distributions
  ($0.90/shr).................          --            --           --         --    (116,003)           --            --
                                -----------   ----------    ---------    -------    --------        ------       -------
BALANCE, DECEMBER 31, 1999....  129,252,303   $1,808,943    3,030,303    $50,000    $111,150        $9,424       $(5,011)
                                ===========   ==========    =========    =======    ========        ======       =======


                                  DEFERRED
                                COMPENSATION      TOTAL
                                -------------   ----------
BALANCE, JANUARY 1, 1997......     $(1,248)     $  178,540
Common stock proceeds, net of
  $17,204 in stock issuance
  costs.......................          --         208,196
Preferred stock conversion....          --         162,515
Dividend reinvestment, net of
  $296 in stock issuance
  costs.......................          --          10,808
PGGM stock....................          --         547,000
Restricted stock grants.......      (1,868)           (107)
Restricted stock grant
  vesting.....................         928             928
Net income....................          --          37,547
Option exercise...............          --             150
Preferred stock
  distributions...............          --         (10,160)
Common stock distributions
  ($1.04/shr).................          --         (39,418)
                                   -------      ----------
BALANCE, DECEMBER 31, 1997....     $(2,188)     $1,095,999
Common stock proceeds, net of
  $14,463 in stock issuance
  costs.......................          --         447,881
Dividend reinvestment, net of
  $410 in stock issuance
  costs.......................          --           6,294
Tower 56 residual purchase....          --           5,500
Restricted stock grants.......        (577)             --
Restricted stock grant
  vesting.....................       1,065           1,065
Net income....................          --          83,465
Minority adjustment...........          --          49,219
Preferred stock
  distributions...............          --          (3,500)
Common stock distributions
  ($1.50/shr).................          --        (150,928)
One Memorial acquisition......          --          60,000
Wilson Acquisition............          --         241,872
                                   -------      ----------
BALANCE, DECEMBER 31, 1998....     $(1,700)     $1,836,867
Stock issuance costs..........          --            (378)
Restricted stock grants.......      (1,760)             --
Restricted stock grant
  vesting.....................       1,448           1,448
Net income....................          --         230,653
Minority adjustment...........          --           1,464
Unrealized gain on
  investments.................          --           3,911
Unrealized gain on swaps......          --           5,513
DRIP..........................          --           2,318
Options exercised.............          --           1,827
Unitholder redemption.........          --          13,385
Treasury stock................          --          (5,011)
Preferred stock
  distributions...............          --          (3,500)
Common stock distributions
  ($0.90/shr).................          --        (116,003)
                                   -------      ----------
BALANCE, DECEMBER 31, 1999....     $(2,012)     $1,972,494
                                   =======      ==========



The accompanying notes are an integral part of these consolidated financial statements.

                  CORNERSTONE PROPERTIES INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                         (DOLLAR AMOUNTS IN THOUSANDS)


                                                                1999        1998        1997
                                                              ---------   ---------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $ 230,653   $  83,465   $  37,547
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation and amortization...........................     90,790      58,980      31,826
    Deferred compensation amortization......................      1,312       1,065         928
    Net change in real estate joint ventures................       (225)      5,670          --
    Cumulative effect of a change in accounting principle...        630          --          --
    Net gain on interest rate swap..........................         --          --         (99)
    Extraordinary loss......................................     10,787       4,303          54
    Unbilled rental revenue.................................    (25,858)    (13,712)     (3,015)
    Increase in accrued interest............................         27       6,799       3,052
    Minority interest share of income.......................     40,737       7,469       2,368
    (Gain) loss on sale of real estate assets...............   (131,034)      2,076          --
    Increase in tenant and other receivables and other
      assets................................................    (15,745)     (6,833)    (16,920)
    Increase in accounts payable, accrued expenses and other
      liabilities...........................................     21,431      33,515      10,181
                                                              ---------   ---------   ---------
    Total adjustments.......................................     (7,148)     99,332      28,375
                                                              ---------   ---------   ---------
    Net cash provided by operating activities...............    223,505     182,797      65,922
                                                              ---------   ---------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to investment property..........................    (79,359)   (797,181)   (464,096)
  Repayment of notes receivable.............................        134       1,518       1,259
  Other investments.........................................     (5,000)    (41,893)
  Investments in real estate joint ventures.................         --     (31,391)         --
  Proceeds from sale of real estate assets net of amounts in
    escrow..................................................    136,713      45,865          --
                                                              ---------   ---------   ---------
    Net cash provided by (used in) investing activities.....     52,488    (823,082)   (462,837)
                                                              ---------   ---------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from common stock offering.......................         --     462,344     225,400
  Purchase of treasury shares...............................     (4,889)         --          --
  Borrowings under mortgage loans...........................    455,000      92,377          --
  Borrowings under credit facility..........................    130,000     567,500     187,000
  Repayments under credit facility..........................   (266,000)   (289,500)         --
  Repayment of term loan....................................         --          --     (32,500)
  Repayments under mortgage loans...........................   (432,958)     (3,426)     (1,094)
  Proceeds from dividend reinvestment plan..................      2,318       6,704      11,104
  Debt prepayment costs.....................................    (14,898)     (1,762)       (216)
  (Increase) decrease in restricted cash....................     (2,542)     (7,211)      2,524
  Stock and debt issuance costs.............................     (2,758)    (20,813)    (20,715)
  Options exercised.........................................      1,827          --          --
  Unitholder redemptions....................................     (1,169)         --
  Distributions to minority partners........................    (28,086)    (12,524)     (2,717)
  Distributions to preferred stockholders...................     (3,500)     (3,500)    (10,160)
  Distributions to common stockholders......................   (150,528)   (112,765)    (51,784)
                                                              ---------   ---------   ---------
    Net cash (used in) provided by financing activities.....   (318,183)    677,424     306,842
                                                              ---------   ---------   ---------
  (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS..........    (42,190)     37,139     (90,073)
  CASH AND CASH EQUIVALENTS, beginning of year..............     61,869      24,730     114,803
                                                              ---------   ---------   ---------
  CASH AND CASH EQUIVALENTS, end of year....................  $  19,679   $  61,869   $  24,730
                                                              =========   =========   =========



The accompanying notes are an integral part of these consolidated financial statements.

                  CORNERSTONE PROPERTIES INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1999, 1998 AND 1997

1. NATURE OF COMPANY'S BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

NATURE OF THE COMPANY'S BUSINESS

    Cornerstone Properties Inc. (together with its subsidiaries, "Cornerstone" or the "Company") is a self-administered equity real estate investment trust ("REIT") which owns, through subsidiaries, interests in 83 Class A office buildings comprising approximately 17 million rentable square feet, a shopping center, a hotel and developable land (collectively, the "Properties," and each interest, a "Property"). The Properties are primarily located in nine major metropolitan areas throughout the United States: Atlanta, Boston, suburban Chicago, Minneapolis, New York City, San Francisco Bay Area, Seattle, Southern California and Washington, D.C. and surrounding suburbs. The Company's strategy is to own and develop Class A office properties in prime Central Business District locations and major suburban office markets in U.S. metropolitan areas. Class A office properties are generally considered to be those that have the most favorable locations and physical attributes, command premium rents and experience the highest tenant retention rates within their markets. The Company also provides property management, leasing, development and tenant improvement services to third parties on a fee basis through WCP Services, Inc., a taxable corporate subsidiary in which the Company owns 95% of the equity, but only 1% of the voting common stock. In January 1998, Cornerstone converted its corporate structure into an umbrella limited partnership REIT ("UPREIT"). Under the UPREIT structure, Cornerstone owns all of its properties and conducts all of its business through Cornerstone Properties Limited Partnership, a Delaware limited partnership (the "Operating Partnership"), of which the Company is the sole general partner. As of December 31, 1999, Cornerstone owned approximately 87.1% of the common units of partnership interest ("UPREIT Units") in the Operating Partnership.

    On February 11, 2000, the Company announced that it had entered into an agreement and plan of merger with Equity Office Properties Trust ("EOP") (the "EOP Merger"). The merger agreement provides for a merger of Cornerstone with and into EOP and a merger of the Operating Partnership with and into EOP Operating Limited Partnership. In the mergers, holders of common stock of Cornerstone and holders of Units in the Operating Partnership shall be entitled to elect to receive, for each share or unit, as the case may be, either 0.7009 of a share of beneficial interest of EOP (or, in the case of the Cornerstone Units, 0.7009 of a Class A Unit of EOP Operating Limited Partnership), or $18.00 per share (or per Unit, as the case may be) in cash, subject to pro ration as provided in the merger agreement. Each share of 7% Cumulative Convertible Preferred Stock, liquidation preference $16.50 per share, of Cornerstone shall be converted into the right to receive $18.00, plus accrued and unpaid dividends, in cash. For U.S. federal income tax purposes, the merger is expected to be tax-free to Cornerstone stockholders who are U.S. persons and who receive EOP shares in the merger, except that any such stockholder who receives cash in addition to EOP shares generally will recognize gain (but not loss) in an amount equal to the amount of cash received in the merger, or, if less, the excess of the fair market value of the EOP shares and cash received in the merger over the stockholder's basis in the Cornerstone common stock exchanged in the merger. The merger is also expected in most cases to be tax-free to Cornerstone stockholders who are non-U.S. persons, although certain non-U.S. stockholders may be subject to U.S. tax under the provisions of the Foreign Investment in Real Property Tax Act. The mergers are subject to customary closing conditions, including the approval of the merger by the shareholders of EOP and the stockholders of Cornerstone and the approval of the partnership merger, to the extent necessary, by the partners of EOP Operating Limited Partnership and the Operating Partnership.

PRINCIPLES OF CONSOLIDATION

    The accompanying financial statements include the accounts of Cornerstone, its wholly-owned qualified REIT subsidiary, the Operating Partnership and controlled partnerships. The Company has consolidated the following partnerships because it has a majority interest in the economic benefits and is or has the right to become the managing general partner at its sole discretion: the Operating Partnership; NWC Limited Partnership ("NWC"); Third and University Limited Partnership ("Third Partnership"); Two Twenty Two Berkeley Venture ("222 Berkeley"); Five Hundred Boylston West Venture ("500 Boylston"); One Ninety One Peachtree Associates ("191 Peachtree"); 191 Finance Associates, L.P. ("191 Finance"); Avenue Associates Limited Partnership ("Market Square"); and 120 Montgomery Associates, LLC ("120 Montgomery"). The Company's investments in the One Post Property and WCP Services, Inc. are accounted for as equity investments (see Note 4). All significant intercompany balances and transactions have been eliminated in consolidation.

INVESTMENT PROPERTY

    The costs of the buildings, garages, leasehold interests and improvements are being depreciated using the straight-line method over their estimated useful lives, ranging from 20 years for electrical and mechanical installations to 40 years for structural components. Tenant improvements are being amortized over the terms of the related leases.

    Investment properties are carried at cost less accumulated depreciation. Whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable (such as a significant adverse action by a regulator, a significant physical change in the property or significant changes in market conditions), the Company's policy is to assess any impairment in value by making a comparison of the current and projected cash flows of each property over its remaining useful life (undiscounted and without interest charges) to the carrying amount of each property. Such carrying amount would be adjusted, if necessary, to estimated fair value to reflect the impairment in value of the property. No significant adjustments have been made in the accompanying financial statements.

    Costs directly related to the acquisition and development of rental properties are capitalized. Capitalized development costs include interest, property taxes, insurance and other project costs incurred during the period of construction. Ordinary repairs and maintenance are expensed as incurred; major replacements and betterments, which improve or extend the life of the asset, are capitalized and depreciated over their estimated useful lives.

ASSETS HELD FOR SALE

    Included in Assets Held for Sale at December 31, 1999 are four properties, which are expected to be sold by the Company within the next year. The Properties are valued at approximately $62.2 million, the lower of the carrying amount or the fair value less estimated costs to sell. For the year ended December 31, 1999, the fair value less estimated costs to sell exceeds the carrying amount for each of these properties and therefore, the Company has not recorded a write down on these assets. The Company discontinues the recognition of depreciation on the assets when the property is considered held for sale.

CASH AND CASH EQUIVALENTS

    For purposes of reporting cash flows, cash and cash equivalents include investments with original maturities of three months or less from the date of purchase. At December 31, 1999 and 1998, Cornerstone had on deposit with major financial institutions substantially all of its cash and cash equivalents which balances at times exceed federally insurable limits. Cornerstone believes it mitigates its risk by investing in or through major financial institutions. Recoverability of investments is dependent upon the performance of the issuer.

DEFERRED LEASE COSTS

    As an inducement to execute a lease, incentives are sometimes offered which may include cash and/or other allowances. These incentives and other lease costs, such as commissions, which are directly related to specific leases, are deferred and amortized over the terms of the related leases.

OTHER DEFERRED COSTS

    Costs incurred in the underwriting and issuance of long-term debt and revolving lines of credit are being amortized over the term of the debt. As part of the acquisition of the DIHC Portfolio (see Note 2), the Company purchased several management contracts to which Stichting Pensioenfonds Voor de Gezondheid Geestelijke en Maatschappelijke Belangen ("PGGM") was a party. The price paid for these contracts is being amortized over four years. Included in Other Deferred Costs is the purchase price for the intangible management and development company assets that were acquired as part of the Wilson Acquisition which are being amortized over a term of ten years (see Note 2).

OTHER ASSETS

    The Company records costs incurred for potential investments as Other Assets. Upon consummation of an investment, the Company capitalizes all such costs as an adjustment to the purchase price and depreciates these costs over the useful life of the asset. All such costs are expensed at the time it is determined that a potential investment will not be consummated. In addition, the Company adopted EITF 97-11 and in accordance therewith, the Company expenses all internal acquisition costs.

    Included in Other Assets is the Company's $1.5 million equity investment in Allied Riser Communications Corp. ("ARCC") and its $3.5 million equity investment in Cypress Communications, Inc. ("CYCO"). ARCC and CYCO are providers of voice, video and data telecommunications services. As part of the terms of the agreements with both ARCC and CYCO, the Company received warrants for shares of common stock by providing ARCC and CYCO access to certain of the Company's buildings. As such, the value of the warrants received from ARCC and CYCO of $5.1 million and $2.1 million, respectively, is included in Other Assets. Per the applicable requirements of Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"), the Company recorded an unrealized gain on its total investment in ARCC as of December 31, 1999 of $3.9 million. A corresponding adjustment was posted to a separate component of stockholder's equity through Other Comprehensive Income. As of December 31, 1999, CYCO was not publicly traded and did not fall within in the scope of SFAS 115.

MINORITY INTEREST

    Minority interest in the Operating Partnership relates to the interest in the Operating Partnership that the Company does not own, which as of December 31, 1999 amounted to 12.9%. The Company allocates income to the minority interest in the Operating Partnership based on the weighted-average percentage ownership in the Operating Partnership through the year. Persons who contributed assets to the Operating Partnership received UPREIT Units, shares of Cornerstone's common stock (the "Common Stock"), cash or a combination thereof. At the request of a unitholder, the Company will be obligated to redeem each UPREIT Unit held by such unitholder for one share of Common Stock or, at the option of the Company, cash equal to the fair market value of one share of Common Stock at the time of redemption. Such redemptions will cause the Company's percentage ownership in the Operating Partnership to increase. As of December 31, 1999, the number of issued and outstanding UPREIT Units held by unitholders other than the Company was 19,131,785 and as of such date, 1,125,175 UPREIT Units have been redeemed for shares of Common Stock on a one-for-one basis and 76,647 UPREIT Units have been redeemed for cash.

    Minority interest in real estate joint ventures represents the minority partner's or venturer's capital account balances in NWC, Third Partnership, 222 Berkeley, 500 Boylston, 191 Peachtree, 191 Finance, Market Square and 120 Montgomery. Debit balances in certain of these capital accounts originated through special cash distributions in excess of the partner's share of income in accordance with certain provisions of the respective partnership and joint venture agreements. Realizability of the debit balances is continually monitored by calculating pro forma sales proceeds under the respective agreements.

TREASURY STOCK

    As of December 31, 1999, the Company reacquired 358,233 shares of Common Stock, which was accounted for using the cost method. Of these shares, 347,400 shares were acquired under the Repurchase Program (see Note 8).

REVENUE RECOGNITION

    Rental revenue is recognized ratably as earned over the terms of the leases. Deferred tenant receivables result from rental revenues which have been earned but will be received in future periods as a result of rent concessions provided to tenants and scheduled future rent increases. Deferred tenant receivables were approximately $77,243,000 and $53,489,000 at December 31, 1999 and 1998,
respectively. Expense reimbursement and escalation income for the years ended December 31, 1999, 1998 and 1997 was approximately $101,595,000, $77,821,000 and
$36,990,000, respectively.

    An allowance for doubtful accounts of approximately $3,803,000 and $253,000 has been recorded at December 31, 1999 and 1998, respectively, relating to tenant and other receivables. Bad debt expense totaled approximately $3,694,000, $232,000 and $221,000 during 1999, 1998, and 1997, respectively. The Company's policy is to reserve against all trade receivables greater than 90 days past due.

INTEREST RATE SWAP AGREEMENTS

    The Company uses interest rate swaps to effectively fix the interest rates on certain floating-rate debt. Specific types of loans and amounts that are hedged are determined based on prevailing market conditions and the current shape of the yield curve. The specific terms and notional amount of the swaps are determined based on management's assessment of future interest rates, as well as short-term strategic initiatives.

    During 1999, the Company entered into and subsequently amended swap agreements that effectively fixed the rate on $250.0 million of the amount outstanding on the Company's Revolving Credit Facility at 6.47% for 1999 and 5.41% through the maturity of the swaps in December 2000. The swaps have been designated as "cash flow hedges" within the meaning defined in SFAS 133 (as defined hereinafter). At December 31, 1999, the Company recorded an unrealized gain of $5,513,000 in Other Assets with a corresponding adjustment posted to a separate component of stockholder's equity through Other Comprehensive Income as defined in Statement of Financial Accounting Standards No. 130. Based on the expiration of these instruments, the unrealized gain is expected to be reclassified to earnings during the next twelve months. These swaps are considered hedges for federal income tax purposes.

FEDERAL INCOME TAXES

    No provision for United States Federal income taxes has been made in the accompanying financial statements. Cornerstone has elected to be taxed as a REIT under Sections 856-859 of the United States Internal Revenue Code (the "Code"). Under these sections of the Code, Cornerstone is permitted to deduct dividends paid to stockholders in computing its taxable income. All taxable earnings and profits of Cornerstone since inception have been distributed to the stockholders.

RECLASSIFICATIONS

    Certain prior year amounts have been reclassified to conform to the 1999 financial statement presentation.

RECENTLY ISSUED ACCOUNTING STANDARDS

    During the first quarter of 1999, the Company adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or in other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction.

    During the first quarter of 1999, the Company also adopted Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" ("SOP 98-5"). SOP 98-5 requires that certain costs incurred in conjunction with start-up and organizational activities be expensed. Pursuant to the requirements of SOP 98-5, the Company has written off all unamortized organizational costs and has recorded a cumulative effect of a change in accounting principle of $630,044.

    In addition, during the first quarter of 1999, the Company adopted Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 provides guidance on whether the costs of computer software developed or obtained for internal use should be capitalized or expensed. The adoption of SOP 98-1 did not have a significant effect on the Company's financial statements.

ESTIMATES AND RISKS

    The preparation of financial statements in conformity with generally accepted accounting principles ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant risks, estimates and assumptions are related to the recoverability and depreciable lives of investment property, the recoverability of deferred tenant receivables and the qualification of the Company as a REIT. Actual results could differ from those estimates.

2. PROPERTIES

    The following table summarizes Cornerstone's interest in real estate investments at December 31, 1999:

MARKET NAME                                     TOTAL RENTABLE   CORNERSTONE
PROPERTY                                         SQUARE FEET     INTEREST (A)   YEAR CONSTRUCTED    LEASED     NOTES
-----------                                     --------------   ------------   ----------------   --------   --------
BOSTON, MASSACHUSETTS
  Sixty State Street..........................       823,014        100.0%          1979             100%         B
  500 Boylston Street.........................       714,513         91.5%          1988             100%         C
  222 Berkeley Street.........................       530,844         91.5%          1991             100%         C
  125 Summer Street...........................       463,691        100.0%          1989              74%
  One Memorial Drive..........................       352,764        100.0%          1985             100%         D
                                                  ----------                                         ---
  MARKET TOTAL................................     2,884,826                                          96%

SAN MATEO COUNTY, CALIFORNIA
  Bayhill (4 buildings).......................       514,255        100.0%       1982-1987            96%         E
  Peninsula Office Park (7 buildings).........       492,044        100.0%       1971-1998           100%         E
  Seaport Centre..............................       463,418        100.0%          1988             100%         E
  Bay Park Plaza (2 buildings)................       257,058        100.0%       1985-1998           100%         E
  One Bay Plaza...............................       176,533        100.0%          1979              99%         E
                                                  ----------                                         ---
  MARKET TOTAL................................     1,903,308                                          99%

ATLANTA, GEORGIA
  191 Peachtree Street........................     1,215,288         80.0%          1991              98%       C,F
  200 Galleria................................       432,698        100.0%          1985              98%         C
                                                  ----------                                         ---
  MARKET TOTAL................................     1,647,986                                          98%

EAST BAY, CALIFORNIA
  Corporate Centre (2 buildings)..............       329,348        100.0%       1985-1987            96%         E
  ADP Plaza (2 buildings).....................       300,308        100.0%       1987-1989            95%         E
  PeopleSoft Plaza............................       277,562        100.0%          1984             100%         E
  Norris Tech Center (3 buildings)............       260,513        100.0%       1984-1990           100%         E
  Golden Bear Center..........................       160,587        100.0%          1986              99%         E
  2700 Ygnacio Valley Road....................       103,214        100.0%          1984              99%         E
  Park Plaza..................................        87,040        100.0%          1986             100%         E
  1600 South Main.............................        83,277        100.0%          1983              98%         E
                                                  ----------                                         ---
  MARKET TOTAL................................     1,601,849                                          98%

MARKET NAME                                    TOTAL RENTABLE   CORNERSTONE
PROPERTY                                        SQUARE FEET     INTEREST (A)   YEAR CONSTRUCTED    LEASED     NOTES
-----------                                    --------------   ------------   ----------------   --------   --------
SEATTLE, WASHINGTON
  Washington Mutual Tower (3 buildings)......     1,154,560         50.0%          1988              98%         G
  110 Atrium Place...........................       215,172        100.0%          1981             100%         E
  Island Corporate Center....................       100,009        100.0%          1987              97%         E
                                                 ----------                                         ----
  MARKET TOTAL...............................     1,469,741                                          98%

SANTA CLARA COUNTY, CALIFORNIA
  Pruneyard Office (3 buildings).............       354,629        100.0%       1971-1999            99%       E,H
  10 Almaden.................................       294,809        100.0%          1989             100%         E
  Pruneyard Shopping Center..................       252,210        100.0%         1970s              90%         E
  Embarcadero Place (4 buildings)............       192,081        100.0%          1984             100%         E
  Pruneyard Inn..............................        94,500        100.0%          1989              N/A       E,I
                                                 ----------                                         ----
  MARKET TOTAL...............................     1,188,229                                          98%

SAN FRANCISCO, CALIFORNIA
  120 Montgomery Street......................       420,310         66.7%          1955              95%         E
  One Post...................................       391,450         50.0%          1969              99%         E
  201 California Street......................       240,230        100.0%          1980              96%         J
  188 Embarcadero............................        85,183        100.0%          1985              99%         E
                                                 ----------                                         ----
  MARKET TOTAL...............................     1,137,173                                          97%

MINNEAPOLIS, MINNESOTA
  Norwest Center.............................     1,117,439         50.0%          1988             100%         K
                                                 ----------                                         ----
  MARKET TOTAL...............................     1,117,439                                         100%

WASHINGTON, D.C./ALEXANDRIA, VIRGINIA
  Market Square (2 buildings)................       688,709         70.0%          1990              99%       C,L
  99 Canal Center............................       137,945        100.0%          1986             100%         C
  TransPotomac Plaza 5.......................        96,392        100.0%          1983             100%         C
  11 Canal Center............................        70,365        100.0%          1986              98%         C
                                                 ----------                                         ----
  MARKET TOTAL...............................       993,411                                          99%

SUBURBAN CHICAGO, ILLINOIS
  Corporate 500 Centre (4 buildings).........       679,039        100.0%       1986/1990            99%         M
  One Lincoln Centre.........................       297,040        100.0%          1986              89%
                                                 ----------                                         ----
  MARKET TOTAL...............................       976,079                                          96%

SANTA MONICA/WEST LOS ANGELES, CALIFORNIA
  West Wilshire (2 buildings)................       235,787        100.0%       1960-1976            94%         E
  Wilshire Palisades.........................       186,714        100.0%          1981             100%         J
  Janss Court................................       125,709        100.0%          1989             100%       E,N
  Searise Office Tower.......................       122,292        100.0%          1975             100%         E
  Commerce Park..............................        94,367        100.0%          1977              79%       E,O
  429 Santa Monica...........................        83,243        100.0%          1982              88%         E
                                                 ----------                                         ----
  MARKET TOTAL...............................       848,112                                          95%

ORANGE COUNTY, CALIFORNIA
  Bixby Ranch................................       277,289        100.0%          1987              98%         E
  18301 Von Karman...........................       219,508        100.0%          1991              88%         E
  2677 North Main............................       213,318        100.0%          1987              94%         E
                                                 ----------                                         ----
  MARKET TOTAL...............................       710,115                                          94%

MARKET NAME                                    TOTAL RENTABLE   CORNERSTONE
PROPERTY                                        SQUARE FEET     INTEREST (A)   YEAR CONSTRUCTED    LEASED     NOTES
-----------                                    --------------   ------------   ----------------   --------   --------
SAN DIEGO, CALIFORNIA
  Centerside II..............................       286,949        100.0%          1987              93%         E
  Crossroads.................................       133,553        100.0%          1983             100%         E
                                                 ----------                                         ----
  MARKET TOTAL...............................       420,502                                          95%

NEW YORK CITY, NEW YORK
  527 Madison Avenue.........................       215,332        100.0%          1986             100%
  Tower 56...................................       163,633        100.0%          1983              99%         P
                                                 ----------                                         ----
  MARKET TOTAL...............................       378,965                                          99%

LOS ANGELES, CALIFORNIA
  700 North Brand............................       202,531        100.0%          1981              94%         E
  Warner Park Center.........................        57,366        100.0%          1986             100%         E
                                                 ----------                                         ----
  MARKET TOTAL...............................       259,897                                          95%

CONEJO VALLEY (VENTURA), CALIFORNIA
  Westlake Spectrum (2 buildings)............       118,990        100.0%          1990              97%         E
  Agoura Hills...............................       115,208        100.0%          1987             100%         E
                                                 ----------                                         ----
  MARKET TOTAL...............................       234,198                                          99%

OTHER REGIONS
  U.S. West (Murray, Utah)...................       136,608        100.0%          1985              76%         E
  Exposition Centre (Sacramento,
    California)..............................        72,971        100.0%          1984              70%         E
                                                 ----------                                         ----
  MARKET TOTAL...............................       209,579                                          74%

  TOTAL PORTFOLIO............................    17,981,409                                          97%
                                                 ----------                                         ----
  Minority Interest Adjustment (Q)...........      (728,307)
                                                 ----------
  CORNERSTONE PORTFOLIO......................    17,253,102                                          96%
                                                                                                    ====
  Adjustment For Pruneyard Inn...............       (94,500)
                                                 ----------
  CORNERSTONE OFFICE PORTFOLIO...............    17,158,602
                                                 ==========



------------------------

(A) Unless noted below, cash flow and residual proceeds will be distributed to Cornerstone according to its percentage interest.

(B) On December 31, 1997, the Company purchased the second mortgage on Sixty State Street. The mortgage is a cash flow mortgage through which all the economic benefits/risks (subject to the first mortgage) inure to the Company. The Company controls all major decisions regarding management and leasing. The total purchase price for the second mortgage was $131.5 million and is consolidated in buildings due to the above factors. The $78.4 million first mortgage on the Property was originally recorded by the Company as an $89.6 million liability due to its above-market interest rate.

    The second mortgage, which the Company holds, is collateralized only by the improvements on Sixty State Street. Title to the improvements is owned by Sixty State Street Trust, the ground lessee under a ground lease that expires on December 28, 2067. The lease payments on the ground lease are $398,896 per annum throughout the term.

(C) On October 27, 1997, the Company acquired interests in nine Class A office properties comprising approximately 4.5 million rentable square feet in Alexandria, Virginia (3 properties), Atlanta (2 properties), Boston (2 properties), Charlotte and Washington, D.C., as well as an undeveloped parcel of land in Chicago (collectively, "the DIHC Portfolio"). The Company acquired the DIHC Portfolio for a purchase price of approximately $1.06 billion, consisting of approximately 34.2 million shares of Common Stock valued and recorded at $16.00 per share, approximately $260.0 million in cash and $250.0 million in promissory notes. The cash portion of the acquisition was financed with proceeds from the Company's initial public offering in April 1997 and $54.0 million from its Revolving Credit Facility. The Company has since sold the asset in Charlotte as well as the undeveloped parcel of land in Chicago.

(D) On April 28, 1998, the Company purchased One Memorial Drive in Cambridge, Massachusetts. The total purchase price for the Property was approximately $112.5 million, approximately $23.5 million of which was paid in cash, approximately $29.0 million of which was paid in UPREIT Units valued at $17.50 per unit and approximately $60.0 million of which was paid in Common Stock valued at $17.50 per share.

(E) Property was acquired as a result of the Wilson Acquisition in December 1998. After receiving stockholder approval on December 14, 1998, the Company acquired substantially all of the properties and real estate operations of William Wilson & Associates and related entities ("WW&A") (the "Wilson Acquisition"). As part of the Wilson Acquisition, the Company acquired interests in 69 Class A office Properties, comprising approximately 9.2 million rentable square feet primarily in the San Francisco Bay Area and in Southern California, a shopping center consisting of approximately 252,000 rentable square feet in Santa Clara, California, a hotel consisting of 94,500 square feet in Santa Clara, California and 12.8 acres of developable land in the San Francisco Bay Area. The Company has since sold eleven assets comprising approximately 1.2 million square feet.

    The Company acquired WW&A for a purchase price of approximately $1.8 billion, consisting of approximately 14.9 million shares of Common Stock valued at $17.25 per share (recorded at $16.25 per share for GAAP purposes), approximately 16.2 million UPREIT Units valued at $17.25 per unit (recorded at $16.25 per unit for GAAP purposes), approximately $465.0 million in cash and the assumption of approximately $760.0 million of property and construction related debt (recorded at $773.7 million for GAAP purposes). The cash portion of the transaction was financed primarily from the Company's Revolving Credit Facility and the sale of $200.0 million of Common Stock to PGGM, an approximate 33.6% stockholder prior to the Wilson Acquisition, priced at $17.25 per share.

(F) While the Company's stated interest in the partnership that owns 191 Peachtree Street is 80.0%, its economic interest is significantly larger since it has acquired the first mortgage note on the Property in the amount of $145.0 million, which earns interest at 9.375% and will receive a priority distribution on its acquired capital base. In 1999, the partner in the transaction, CH Associates, Ltd., received an annual Incentive Distribution (as defined) of $250,000, with the Company receiving the remainder of the cash flow of the Property.

    The partnership that owns 191 Peachtree Street leases a portion of the land upon which the project is located pursuant to a ground lease agreement. The agreement requires annual payments of $45,000 through January 31, 2002 and $75,000 through January 31, 2008. Thereafter, the annual rent increases $2,500 per year until the expiration date of January 31, 2087. The partnership records ground rental expense relating to this agreement on a straight-line basis. The ground lease is renewable for an additional 99 years.

(G) While the Company's stated interest in the partnership that owns Washington Mutual Tower is 50.0%, its economic interest in the Property is significantly larger due to priority distributions it receives on its invested capital base. For the year ended December 31, 1999, the Company received 100% of the cash distributions from the partnership that owns Washington Mutual Tower.

(H) Pruneyard Place construction was completed and occupied on April 1, 1999. The building was entirely pre-leased.

(I) The Pruneyard Inn is a three-story hotel. An expansion was completed in May 1999, increasing the number of rooms from 118 to 172.

(J) On June 3, 1998, the Company purchased 201 California Street and Wilshire Palisades. The total purchase price for the Properties was approximately $121.5 million, approximately $29.5 million of which was paid in cash, approximately $29.1 million of which was paid in UPREIT Units valued at

    $17.50 per unit and approximately $62.9 million of assumed debt (recorded at $64.6 million for GAAP purposes).

(K) While the Company's stated interest in the partnership that owns Norwest Center is 50.0%, its economic interest in the Property is significantly larger due to priority distributions it receives on its invested capital base. For the year ended December 31, 1999, the Company's share of earnings and cash distributions from the partnership that owns Norwest Center was 74.4%.

(L) During 1998, through a series of transactions, the Company acquired partnership interests with a stated interest of approximately 70.0% in the partnerships that own Market Square. The Company's economic interest is significantly larger since it has acquired the first mortgage note on the Property in the amount of $181.0 million which earns interest at 9.75% and will receive a priority distribution on its acquired capital base. In addition, the Company acquired a "buffer loan", with accrued principal and interest of $49.0 million at purchase, which accrues interest at a rate of Prime plus 1.25% and is payable from cash flow, refinancing or sales proceeds in excess of the first mortgage. During the year ended December 31, 1999, the Company received 100% of the cash flow from the Property. On November 14, 1998, the Company purchased an additional interest in the partnerships that own Market Square which enabled it to gain sufficient control in order to consolidate the investment.

(M) On January 28, 1998, the Company purchased Corporate 500 Centre in Deerfield, Illinois. This Property consists of four Class A office buildings with approximately 679,000 rentable square feet. The consideration paid for this Property was approximately $135.0 million in cash and approximately $15.0 million in UPREIT Units valued at $18.50 per unit, for a total purchase price of approximately $150.0 million. The Company financed a portion of the purchase price with an $80.0 million mortgage loan from Bankers Trust Company; this mortgage was subsequently refinanced in October 1998.

(N) Janss Court is a seven-story Class A mixed-use building containing approximately 126,000 square feet. In addition to approximately 93,000 square feet of retail and office space, Janss Court offers 32 apartments for a total of 33,000 rentable square feet of residential space.

(O) The Property is subject to a ground lease agreement. The agreement requires annual payments of $115,000 through March 31, 2002 and $121,000 from April 1, 2002 through March 31, 2007. The lease payment increases every ten years thereafter according to a formula based on the Consumer Price Index.

    The ground lease expires on March 31, 2041.

(P) On January 5, 1998, the Company purchased for approximately $5.5 million, the remaining participation rights in the cash flow and residual value of Tower 56 from the former participants for 307,692 shares of Common Stock. As a result, all of the cash flow and the residual value of Tower 56 inures to the Company.

(Q) Rentable square feet includes an adjustment for the interest of a joint venture or minority partner. Calculations are based on the partners' percentage interest in the cash flows of the Property.

    On March 31, 1998, the Company sold the Dearborn Land (an undeveloped parcel of land in Chicago that was acquired as part of the acquisition of the DIHC Portfolio in October 1997) for gross proceeds of approximately $19,000,000, resulting in a loss of $212,228.

    On April 29, 1998, the Company sold the Frick Building, located in Pittsburgh, Pennsylvania, for gross proceeds of approximately $26,748,000, resulting in a loss of $2,111,540.

    On December 29, 1998, Avenue Associates Limited Partnership sold a condominium unit in Market Square, located in Washington D.C., for gross proceeds of $326,154, resulting in a gain of $247,972.

    During 1999, the Company sold 13 properties for gross proceeds of $495,705,000 resulting in a net gain of $131,033,847.

    The future minimum lease payments to be received by the Company under noncancellable operating leases as of December 31, 1999 are as follows (Dollar amounts in thousands):


2000........................................................  $  396,159
2001........................................................     373,079
2002........................................................     327,096
2003........................................................     269,223
2004........................................................     211,497
Thereafter..................................................     737,345
                                                              ----------
TOTAL.......................................................  $2,314,399
                                                              ==========



3. RESTRICTED CASH

    Restricted cash includes security deposits for some of the Company's office properties and escrow and reserve funds for real estate taxes, property insurance, capital improvements, tenant improvements and leasing costs. These funds were established pursuant to certain mortgage and construction financing arrangements.

    The proceeds from the sales of certain properties during 1999 totaling approximately $211.5 million, are included in restricted cash pursuant to the terms of Section 1031 of the Internal Revenue Code of 1986, as amended, "Exchange of property held for productive use or investment."

4. INVESTMENT IN REAL ESTATE JOINT VENTURES

    Investment in real estate joint ventures represents the Company's two investments that are accounted for using the equity method of accounting. The first investment is the Company's 50.0% interest in a co-tenancy with Crocker Plaza Company for One Post, a 38-story, Class A office tower in San Francisco, California. The Company and Crocker co-manage and lease the Property. The second equity investment is the Company's interest in WCP Services, Inc. The Company owns 1% of the voting common stock and 100% of the non-voting common stock of WCP Services, Inc. The remaining shares of voting common stock of WCP Services, Inc. are owned by certain executive officers of the Company. The Company's ownership of voting and nonvoting common stock together represents a 95% economic interest in the earnings of WCP Services, Inc. WCP Services, Inc. provides property management, development and tenant construction supervision services to third parties. WCP Services, Inc. also provides tenant construction supervision services to tenants in Properties owned by Cornerstone.

5. LONG-TERM DEBT

    The following table sets forth certain information regarding the consolidated debt obligations of the Company as of December 31, 1999 and 1998, including mortgage obligations relating to the Properties. All of this debt, with the exception of the Convertible Promissory Note due 2001, is nonrecourse to the Company. However, notwithstanding the nonrecourse indebtedness, the lender may have the right to recover deficiencies from the Company in certain circumstances, including fraud, misappropriation of funds and environmental liabilities (Dollar amounts in thousands).


PROPERTY
--------
FIXED RATE                            AMORTIZATION    INTEREST RATE (A)       MATURITY DATE        12/31/99     12/31/98
----------                            -------------   -----------------       -------------       ----------   ----------
TransPotomac Plaza (B)..............  Interest Only               7.28%         Oct-2000              65,000      65,000
West Wilshire Office and Medical....  25 year                     6.90%         Jan-2002              16,926      17,301
Searise Office Tower................  25 year                     6.90%         Jan-2002              11,607      11,864
Exposition Centre...................  25 year                     6.90%         May-2002               5,081       5,200
Wilshire Palisades..................  22 year                     6.70%         Jul-2002              29,047      29,902
110 Atrium Place....................  30 year                     6.90%         Mar-2004              21,517      21,838
527 Madison Avenue and
  One Lincoln Centre (B)............  Interest only               7.47%         Oct-2004              65,000      65,000
Sixty State Street..................  30 year                     6.84%         Jan-2005              85,420      87,627
Island Corporate Center.............  30 year                     6.90%         Apr-2005              13,170      13,294
Washington Mutual Tower.............  Interest only               7.53%         Nov-2005              79,100      79,100
Norwest Center......................  Interest only               8.74%         Dec-2005             110,000     110,000
Agoura Hills........................  25 year                     6.90%         Dec-2005              12,003      12,328
Janss Court.........................  30 year                     6.90%         Dec-2005              18,357      18,723
Bayhill 4,5,6 & 7...................  25 year                     6.90%         Dec-2006              57,764      59,071
Market Square (C) and
  200 Galleria (B)..................  Interest only               7.54%         Oct-2007             120,000     120,000
Corporate 500 Centre................  25 year                     6.66%         Nov-2008              88,424      89,765
188 Embarcadero (D).................  25 year                     7.26%         Aug-2009              15,606       9,135
Centerside II (D)...................  25 year                     7.26%         Aug-2009              24,254      13,818
700 North Brand (D).................  25 year                     7.26%         Aug-2009              26,938      18,108
Golden Bear Center (D)..............  25 year                     7.26%         Aug-2009              20,477      15,753
Bixby Ranch (D).....................  25 year                     7.26%         Aug-2009              28,528      20,243
One Memorial Drive (D)..............  25 year                     7.26%         Aug-2009              63,119          --
125 Summer Street (E)...............  25 year                     7.23%         Nov-2009              78,844      50,000
Tower 56 (E)........................  25 year                     7.23%         Nov-2009              25,024      17,548
Peninsula Office
  Park 1,3,4,5,6,8 & 9 (E)..........  25 year                     7.23%         Nov-2009              88,128      60,242
Embarcadero Place (E)...............  25 year                     7.23%         Nov-2009              38,149      26,061
201 California Street (E)...........  25 year                     7.23%         Nov-2009              44,504      33,071
                                                                                                  ----------  ----------
  TOTAL FIXED RATE DEBT.............                              7.31%(F)       7.1 yrs(F)        1,251,987   1,069,992
                                                                                                  ----------  ----------
VARIABLE RATE
------------------------------------
Seaport Centre (G)..................  Interest only    LIBOR plus 1.50%         Dec-2000              58,000      58,000
The Pruneyard.......................  24 year          LIBOR plus 1.50%         Jul-2000              60,947      49,384
Convertible Promissory Note
  due 2001 (H)......................  Interest only          8.11% max(I)       Jan-2001              12,926      12,926
120 Montgomery Street...............  24 year          LIBOR plus 1.40%         Nov-2002              48,160      46,930
Norris Tech Center..................  25 year          LIBOR plus 1.65%         Dec-2003              16,066      16,392
Other loans.........................  Various                  Various           Various                 245         597
                                                                                                  ----------  ----------
  TOTAL VARIABLE RATE DEBT..........                              7.40%(F)       1.5 yrs(F)          196,344     184,229
                                                                                                  ----------  ----------

PROPERTY
--------
REPAID DEBT                           AMORTIZATION    INTEREST RATE (A)       MATURITY DATE        12/31/99     12/31/98
-----------                           -------------   -----------------       -------------       ----------   ----------
18301 Von Karman (J)................  --                            --                --                  --       10,647
1600 South Main (J).................  --                            --                --                  --        5,038
Biltmore Lakes (J)..................  --                            --                --                  --       11,468
Belmont Shores (J)..................  --                            --                --                  --        9,839
2677 North Main (J).................  --                            --                --                  --       10,774
2700 Ygnacio Valley Road (J)........  --                            --                --                  --        5,035
Westlake Spectrum (J)...............  --                            --                --                  --        3,993
Park Plaza (J)......................  --                            --                --                  --        4,940
Warner Park Center (J)..............  --                            --                --                  --        5,213
429 Santa Monica (J)................  --                            --                --                  --       10,176
Crossroads (J)......................  --                            --                --                  --        7,339
Westlake Spectrum II (J)............  --                            --                --                  --        5,284
Two ADP Plaza (K)...................  --                            --                --                  --       13,400
Two Corporate Centre (K)............  --                            --                --                  --       18,600
One & Two Gateway (L)...............  --                            --                --                  --        8,679
Scottsdale Centre (L)...............  --                            --                --                  --        7,745
66 Bovet (L)........................  --                            --                --                  --        3,939
One Norwest Center (M)..............  --                            --                --                  --       98,252
1300 South El Camino (L)............  --                            --                --                  --        4,007
10 Almaden (N)......................  --                            --                --                  --       33,885
                                                                                                  ----------   ----------
  TOTAL REPAID DEBT.................                                                                      --      278,253
                                                                                                  ----------   ----------
Total Debt..........................                              7.32%(F)       6.4 yrs(F)       $1,448,331   $1,532,474
                                                                                                  ==========   ==========



------------------------

(A) The interest rate is the stated interest rate (for Cornerstone originated debt) or the mark to market rate at the time of acquisition (for debt assumed as part of an acquisition).

(B) The three notes arising from the acquisition of several properties in the DIHC Portfolio are cross-collateralized, having the effect of forming a "collateral pool" for the underlying notes.

(C) The collateral for this loan is a pledge of the $181.0 million first mortgage loan on Market Square that the Company purchased from PGGM.

(D) The six notes arising from the restructuring of certain debt with Prudential Insurance Company of America and Northwestern Mutual Life Insurance Company are cross-collateralized, having the effect of forming a "collateral pool" for the underlying notes.

(E) During October 1999 the Company restructured approximately $219.9 million of individual property-related debt with Northwestern Mutual Life Insurance Company. The restructuring involved retiring the individual property-related debt and creating a single $275.0 million term loan which is crosscollateralized by six of the original seven properties. The loan has a ten year term and bears interest at 7.23%. Upon closing the loan, the lien on 10 Almaden was released and the property was added to Cornerstone's unencumbered pool.

(F) Weighted-average interest rate and maturity of the Company's long-term debt.

(G) On December 15, 1999, through an extension and modification agreement, the maturity date of the $58.0 million variable rate debt held on Seaport Centre was extended from December 31, 1999 to December 31, 2000. All other terms of the note remain unchanged.

(H) The lender, Hines Colorado Limited, has the right to convert the note into Common Stock at a conversion price of $14.30 per share. At maturity, the Company is entitled to repay the principal of the note with Common Stock priced at the lesser of $14.30 per share or the then existing share price.

(I) Lesser of 30-day LIBOR plus 0.5% or 8.11%.

(J) These 12 notes were prepaid as part of the Prudential Insurance Company of America and Northwestern Mutual Life Insurance Company restructuring, see note (D) above. All the notes had a mark to market interest rate of 6.9% and maturity dates ranging from April 2000 to March 2003.

(K) On January 4, 1999, in connection with the Wilson Acquisition, the Company prepaid the notes on Two ADP Plaza and Two Corporate Centre.

(L) These notes were prepaid in conjunction with the sale of these properties.

(M) The note was assumed by the purchaser as of the date of closing, in conjunction with the sale of this property during the fourth quarter.

(N) This note was prepaid as part of the Northwestern Mutual Life Insurance Company restructuring, see note (E) above. This note had a mark to market interest rate of 6.9% and a maturity of April 2004.

    The combined aggregate amount of maturities for all long-term borrowings for 2000 through 2004 are $183,947,000, $12,926,000, $110,821,000, $16,066,000 and
$86,517,000, respectively.

    Since most of the long-term debt is property-related, there are restrictive covenants that limit the total amount of indebtedness that can be placed on individual properties.

6. CREDIT FACILITY

    The Company has a $550.0 million Revolving Credit Facility with a syndicate of 17 banks led by Deutsche Bank, The Chase Manhattan Bank and Bank of America for acquisitions and general working capital purposes as well as the issuance of letters of credit (the "Revolving Credit Facility"). The interest rate on the facility depends on the Company's ratio of total debt to asset value (as defined) at the time of borrowing and will be at a spread of 1.10% to 1.40% over the applicable LIBOR or Prime Rate at the borrower's option. The letters of credit will be priced at the applicable Eurodollar credit spread. The Revolving Credit Facility expires on November 3, 2001. As of December 31, 1999, $329.0 million of the facility was outstanding at a rate of approximately 8.0%. Of this amount, approximately $250.0 million is fixed with interest rate swaps, which effectively fix the rate at 6.47%. Beginning January 2000, the rate will be reduced to 5.41% through the expiration of the swaps in December 2000. The Revolving Credit Facility contains certain restrictive covenants including: (i) a limitation on the Company's dividend to 90.0% of funds from operations and 110.0% of funds available for distribution, both as defined in the agreement;
(ii) the percentage of total liabilities to total property asset value (as defined) cannot exceed 55.0%; (iii) the ratio of adjusted EBITDA to interest expense may not be less than 2.00 to 1.00 through July 1, 1999 and 2.25 to 1.00 thereafter; (iv) the fixed charge coverage ratio may not be less than 1.75 to 1.00; and (v) the ratio of total property asset value (as defined) to secured indebtedness may not be less than 2.22 to 1.00. The above terms reflect an amendment to the Revolving Credit Facility that occurred during 1999. The amendment allowed the Company temporarily to increase its leverage from 55.0% to 60.0% in (ii) above for a short period, which has since expired. The Company also increased its ability to enter into mortgage debt under (v) above by decreasing the required ratio from 2.5 to 1.00 to 2.22 to 1.00.

7. COMMITMENTS AND CONTINGENCIES

    In the ordinary course of business, the Company is subject to tenant and property related claims and other litigation. It is the opinion of management, after consultation with outside counsel, that the resolution of these claims will not have a material adverse effect on the financial position, results of operations or cash flows of the Company.

    In April 1998, the Company entered into a contract to acquire from the developer the 928,857 square-foot Piper Jaffray building under construction in Minneapolis. In November 1999, this contract was amended in connection with a 350,000 square-foot expansion lease with a major tenant of the building. The contract was amended to provide for a purchase price equal to the costs incurred in construction and development plus a fixed amount to the developer plus an additional amount based on the leasing of the building. In addition, at the Company's election, the closing of the acquisition may occur prior to the completion of the building, but the developer will remain obligated to complete the project. Through December 31, 1999, approximately $109.4 million has been spent on the construction. The project is scheduled to be completed in the year 2000 and is approximately 75.0% pre-leased.

8. STOCKHOLDERS' EQUITY

    The 7% Cumulative Convertible Preferred Stock is convertible into Common Stock at $16.50 per share at any time after August 4, 2000.

    On February 6, 1998, Cornerstone completed a secondary public offering of 14,375,000 shares of Common Stock at a price of $18.25 per share. The shares were placed in the U.S. through a syndicate of seven investment banks led by Merrill Lynch & Co. Net proceeds to the Company were approximately $247.9 million (approximately $262.3 million gross proceeds less an underwriting discount of approximately $13.7 million and expenses of approximately $0.7 million). The net proceeds were used to repay outstanding borrowings under the Revolving Credit Facility and for working capital purposes.

    On December 9, 1999, the Company's Board of Directors approved a stock repurchase program ("Repurchase Program") under which the Company is permitted to purchase up to $100.0 million of the Company's outstanding Common Stock. The Company may make periodic purchases on or prior to December 31, 2000 using available working capital on the open market at prevailing prices or in privately negotiated transactions. As of December 31, 1999, the Company repurchased 347,400 shares of its outstanding Common Stock for an aggregate cost of approximately $4.9 million. The Repurchase Program has been discontinued as a result of the merger with EOP.

    The following tables summarize the stock options and restricted stock grants for certain officers of the Company as of December 31, 1999:

STOCK OPTIONS

                                     OPTIONS GRANTED   EXERCISE PRICE                          OPTIONS     OPTIONS        OPTIONS
DATE OF GRANT                        (NO. OF SHARES)    (PER SHARE)           VESTING         EXERCISED   FORFEITED     EXERCISABLE
-------------                        ---------------   --------------   -------------------   ---------   ---------     -----------
August, 1995.......................       637,500          $14.30       33.3%/yr, 10yr term    75,000            0          562,500
October, 1995......................       150,000          $14.30       33.3%/yr, 10yr term    10,500            0          139,500
March, 1997........................       880,000          $14.50       33.3%/yr, 10yr term    52,000            0          534,666
November, 1997.....................        70,000          $18.44       33.3%/yr, 10yr term         0            0           46,667
February, 1998.....................        70,000          $18.13       33.3%/yr, 10yr term         0       46,667           23,333
February, 1998.....................       595,000          $18.25       33.3%/yr, 10yr term         0       26,668          198,333
March, 1998........................       200,000          $18.25       33.3%/yr, 10yr term         0      133,334           66,666
December, 1998.....................     3,000,000          $17.25       33.3%/yr, 10yr term         0       34,533          978,800
January, 1999......................        20,000          $17.25       33.3%/yr, 10yr term         0            0                0
February, 1999.....................        10,000          $17.25       33.3%/yr, 10yr term         0       10,000                0
June, 1999.........................        10,000          $17.25       33.3%/yr, 10yr term         0            0                0


    The weighted average fair value of options granted during 1999, 1998 and 1997 was $0.33 per share, $0.28 per share, and $2.00 per share, respectively. The weighted average fair value of options exercised during 1999 and 1997 was $4.55 and $2.45, respectively. There were no options exercised during 1998. The weighted average life of options outstanding at December 31, 1999 was approximately 8.1 years.

RESTRICTED STOCK GRANTS

                          VALUE AT GRANT       SHARES INITIALLY       SHARES FORFEITED   SHARES OUTSTANDING    SHARES VESTED
DATE OF GRANT            DATE (PER SHARE)   GRANTED (NO. OF SHARES)   (NO. OF SHARES)     (NO. OF SHARES)     (NO. OF SHARES)
-------------            ----------------   -----------------------   ----------------   ------------------   ---------------
August, 1995...........       $14.30                186,713                19,091             167,622              89,396
March, 1997............       $16.40                100,000                     0             100,000              26,666
November, 1997.........       $18.44                 12,500                     0              12,500               3,333
March, 1998............       $18.13                 12,500                10,833               1,667               1,667
March, 1998............       $18.25                 19,178                     0              19,178              19,178
February, 1999.........       $15.50                113,500                 1,700             111,800               1,400

                         VESTING (A)
DATE OF GRANT             SEE NOTES
-------------            -----------
August, 1995...........     (B)
March, 1997............     (C)
November, 1997.........     (D)
March, 1998............     (E)
March, 1998............     (F)
February, 1999.........     (G)



------------------------

(A) Deferred compensation of approximately $5,600,000 is being amortized according to the respective amortization schedule for each vesting period noted below, with the unamortized balance shown as a deduction from stockholders' equity. Regular distributions are paid on restricted stock.

(B) The grant will fully vest with respect to 13.333% on June 30, 1996, 1997, 1998, 1999 and with respect to 46.668% on June 30, 2000.

(C) The grant will fully vest with respect to 13.333% on June 30, 1998, 1999, 2000, 2001 and with respect to 46.668% on June 30, 2002.

(D) The grant will fully vest with respect to 13.333% on June 30, 1998, 1999, 2000, 2001 and with respect to 46.668% on June 30, 2002.

(E) The grant will fully vest with respect to 13.333% on March 15, 1999, 2000, 2001, 2002 and with respect to 46.668% on March 15, 2003.

(F) The initial grant was to vest with respect to 13.333% on March 15, 1999, 2000, 2001, 2002 and with respect to 46.668% on March 15, 2003. Pursuant to the terms of a separation agreement, the vesting with respect to 16,621 shares was accelerated to fully vest on December 31, 1999.

(G) The grant will fully vest on February 1, 2004. Pursuant to the terms of certain separation agreements, the vesting with respect to 1,400 shares was accelerated to fully vest on July 1, 1999.

    The Company has adopted the disclosure-only provision of Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). Accordingly, no compensation cost has been recognized for the options described above since the exercise price equaled the fair value at the grant date. Had compensation cost for these options been determined based on the fair value at the grant date consistent with the provisions of SFAS 123, the Company's net income and net income per common share would have been reduced to the following pro forma amounts (Dollar amounts in thousands, except per share amounts):


                                                       BASIC NET     DILUTED NET
                                                       INCOME PER     INCOME PER
                                         NET INCOME   COMMON SHARE   COMMON SHARE
                                         ----------   ------------   ------------
Year ended December 31, 1999...........   $229,622       $ 1.76         $ 1.73
Year ended December 31, 1998...........   $ 81,561       $ 0.78         $ 0.78
Year ended December 31, 1997...........   $ 36,887       $ 0.61         $ 0.61

    The Company has computed the value of all stock options using the Black-Scholes option pricing model with the following weighted average assumptions:


ASSUMPTIONS                                1999         1998          1997
-----------                              ---------   -----------   -----------
Risk-free interest rate................     5.31%        5.31%         6.56%
Assumed dividend yield.................     7.50%        7.50%         7.50%
Expected term..........................   6 years      6 years       6 years
Assumed volatility.....................    10.00%       10.00%        10.00%


9. STOCKHOLDERS' AND UNITHOLDERS' DISTRIBUTIONS

    On December 7, 1998, in connection with the Wilson Acquisition, the Company declared a distribution of $0.15 per share/unit to Common Stockholders and Unitholders of record as of December 15, 1998 and a distribution of $0.15 per share/unit to Common Stockholders and Unitholders of record as of January 29, 1999. Both distributions were paid on February 26, 1999. A distribution of $0.30 per share/unit was declared for the second quarter of 1999 and paid on May 28, 1999, to Common Stockholders and Unitholders of record as of April 30, 1999. A distribution of $0.30 per share/unit was declared for the third quarter of 1999 and paid on August 31, 1999, to Common Stockholders and Unitholders of record as of July 30, 1999. A distribution of $0.30 per share/unit was declared on September 28, 1999 for the fourth quarter of 1999 and paid on November 30, 1999, to Common Stockholders and Unitholders of record as of October 29, 1999.

    On August 4, 1999, the Company paid a dividend of $1.155 per share to all preferred stockholders of record as of July 30, 1999.

10. EXTRAORDINARY LOSS

    For the year ended December 31, 1999, the Company recorded extraordinary loss of approximately $10.8 million. This amount represents the prepayment fees paid in connection with the property debt restructurings that were completed during June 1999 and October 1999, as well as the net write off of any remaining unamortized premium/discount recorded by the Company related to the retired debt. See Notes 5 and 16 for more information about the two restructurings.

11. NET INCOME PER COMMON SHARE

    The table below sets forth the calculation of income per common share for 1999, 1998 and 1997 (Dollar amounts in thousands, except per share amounts):


                                                   1999                  1998                  1997
                                            -------------------   -------------------   -------------------
                                             BASIC     DILUTED     BASIC     DILUTED     BASIC     DILUTED
                                            --------   --------   --------   --------   --------   --------
Proceeds upon exercise of options.........        --   $ 22,045        --    $23,871          --   $ 25,162
Market price of shares average for the
  respective year.........................        --   $  15.28        --    $ 16.80          --   $  17.13
Treasury shares that could be repurchased
  (options)...............................        --      1,443        --      1,421          --      1,469
Option shares outstanding.................        --      1,530        --      1,657          --      1,727
Weighted common stock equivalent shares
  (excess shares under option over
  Treasury shares that could be
  repurchased)............................        --         87        --        236          --        236
Convertible preferred stock...............        --      3,030        --         --          --         --
Convertible debt shares...................        --        904        --         --          --         --
Weighted average common shares
  outstanding.............................   128,817    128,817   100,319    100,319      43,572     43,572
                                            --------   --------   -------    -------    --------   --------
Adjusted weighted average common Shares
  outstanding.............................   128,817    132,838   100,319    100,555      43,572     43,808
Net income for the period.................  $230,653   $230,653   $83,465    $83,465    $ 37,547   $ 37,547
Interest on convertible debt..............        --   $    745        --         --          --         --
                                                                                        $(10,160)
Income applicable to preferred stock......  $ (3,500)  $     --   $(3,500)   $(3,500)           $(10,
                                            --------   --------   -------    -------    --------   --------
Net income applicable to common stock.....  $227,153   $231,398   $79,965    $79,965    $ 27,387   $ 27,387
Net income per common share...............  $   1.76   $   1.74   $  0.80    $  0.80    $   0.63   $   0.63



    The stock options issued in November 1997, February 1998, March 1998, December 1998, January 1999, February 1999 and June 1999 were not included in the calculation of diluted earnings per share as such options were anti-dilutive during the period. In addition, the Company will be obligated to redeem each UPREIT Unit held by such unitholder for one share of Common Stock or, at the option of the Company, cash equal to the fair market value of one share of Common Stock at the time of redemption. As of December 31, 1999, 1,125,175 UPREIT Units have been redeemed for shares of Common Stock on a one-for-one basis and 76,647 UPREIT Units have been redeemed for approximately $1.2 million in cash.

12. RETIREMENT PLANS

    Effective July 1, 1995, the eligible employees of the Company participate in a noncontributory age-weighted profit sharing plan. The Company's cash contribution to such plan was approximately $134,000, $100,000, and $91,400 for the years ended December 31, 1999, 1998, and 1997 respectively.

    Effective July 1, 1995, the eligible employees of the Company also participate in a 401(k) contributory savings plan. Under the plan, the Company matches contributions made by eligible employees based on a percentage of the employee's salary. The Company will match 100% of contributions up to 5.0% of such employee's salary with an annual maximum matching contribution of $4,000 per employee. The Company's matching contribution was approximately $654,000, $69,600, and $52,600 for the years ended December 31, 1999, 1998, and 1997 respectively.

    The Company has adopted the Cornerstone Properties Inc. 1998 Long-Term Incentive Plan (the "Incentive Plan") to provide incentives to attract and retain officers and key employees. Under the Incentive Plan as amended and restated on December 14, 1998, the number of shares available for option grant are approximately 7,400,000. During 1999, options on approximately 40,000 shares of Common Stock at an exercise price of $17.25 per share have been granted under the plan. As of December 31, 1999, 10,000 of these shares have been forfeited. Refer to Note 8 for additional vesting information.

13. CONCENTRATION OF RISK

    Approximately 5.8 million of the Company's 17 million rentable square feet is located in the San Francisco metropolitan market, accounting for approximately 29% of the Company's total assets at December 31, 1999. In addition, five of the Company's 83 office Properties are located in the Downtown Boston market, accounting for approximately 19.4% of the Company's office and parking revenues for the year ended December 31, 1999. This concentration of assets makes the Company particularly vulnerable to adverse changes in economic conditions in the San Francisco and Boston metropolitan areas. A significant decline in these economic conditions could have a material adverse effect on the Company.

    Norwest Corporation and its subsidiary, Norwest Bank Denver N.A., tenants of the Company, provided approximately 6.2%, 9.5% and 20.0% of office and parking rental income for the years ended December 31, 1999, 1998 and 1997, respectively. Included in deferred tenant receivables is approximately $34.8 million and $33.9 million due from Norwest Corporation at December 31, 1999 and 1998, respectively. As a result of the sale of the Company's property located in Denver during the fourth quarter of 1999, the concentration of revenue received from this tenant will be significantly reduced.

14. RELATED PARTY TRANSACTIONS

    The Company has entered into $250.0 million of mortgage debt with one of its major stockholders, PGGM, as further described in Note 5.

    In connection with the Wilson Acquisition, certain third-party services business of WW&A was acquired by WCP Services, Inc., a Delaware corporation ("WCP Services"). The Operating Partnership owns 100% of the non-voting common stock and 1% of the voting common stock of WCP Services. Mr. Wilson and Mr. Moody each own 49.5% of the voting common stock of WCP Services. To fund the purchase of such shares of voting common stock, the Operating Partnership loaned $178,750 to each of Mr. Wilson and Mr. Moody, all of which remained outstanding as of December 31, 1999. The notes accrue interest at a rate equal to 140 basis points plus the one-year London Interbank Offered Rate, which rate is adjusted annually. The notes are due and payable on or before December 16, 2008. In connection with the EOP Merger Agreement, Messrs. Wilson and Moody entered into an agreement to sell their voting common stock of WCP Services to EOP at a purchase price of $200,000 each.

15. FAIR VALUE OF FINANCIAL INSTRUMENTS

    Cornerstone is required to disclose the fair value of financial instruments for which it is practicable to estimate that value. The Company determines the fair value based on discounting future cash flows at a rate that approximates the Company's effective current borrowing rate (see also Note 5). For the year ended December 31, 1999 and 1998, the fair value of the Company's long term debt was approximately $1,183,000 and $1,555,000, respectively.

16. SUPPLEMENTAL CASH FLOW INFORMATION

    Cash paid for interest was approximately $138,375,000, $60,992,000 and $30,204,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

NON-CASH INVESTING AND FINANCING ACTIVITIES

    On October 27, 1997, the Company acquired the PGGM Portfolio for a purchase price of approximately $1.06 billion, consisting of approximately 34.2 million shares of Common Stock valued and recorded at $16.00 per share, approximately $260.0 million in cash and $250.0 million in promissory notes. The Company also recorded a minority interest of $33.2 million in connection with this acquisition.

    On January 5, 1998, the Company purchased for approximately $5.5 million, the participation rights in the cash flow and residual value of Tower 56 from the former participants for 307,692 shares of Common Stock.

    On January 28, 1998, the Company purchased Corporate 500 Centre. As part of the total purchase price of approximately $150.0 million, the Company issued 822,794 UPREIT Units valued at $18.50 per unit.

    On April 28, 1998, the Company purchased One Memorial Drive. As part of the total purchase price of approximately $112.5 million, the Company issued 3,428,571 shares of common stock and 1,657,426 UPREIT Units, both valued at $17.50.

    On June 3, 1998, the Company purchased 201 California Street and Wilshire Palisades. As part of the total purchase price for the Properties of approximately $121.5 million, the Company assumed $64.6 million in debt and issued 1,665,663 UPREIT Units valued at $17.50 per unit.

    On September 25, 1998, in conjunction with the refinancing of the One Norwest Center mortgage, the Company incurred an extraordinary loss of approximately $2,269,000, which represents the unamortized deferred financing costs and prepayment fees on the previous One Norwest Center mortgage at the time of the refinancing.

    On October 9, 1998, in conjunction with the refinancing of the Corporate 500 Centre mortgage, the Company incurred an extraordinary loss of $354,717, which represents the unamortized deferred financing costs on the previous Corporate 500 Centre mortgage at the time of the refinancing.

    On November 3, 1998, the Company obtained a $550.0 million Revolving Credit Facility from a syndicate of 17 banks led by Deutsche Bank, The Chase Manhattan Bank and Bank of America. In conjunction with obtaining this new Revolving Credit Facility, the Company incurred an extraordinary loss of $1,680,016, which represents the unamortized deferred financing costs related to the previous $350.0 million facility, which was extinguished at the time that the new Revolving Credit Facility was obtained.

    On December 16, 1998, the Company consummated the Wilson Acquisition for a purchase price of approximately $1.8 billion, consisting of approximately 14.9 million shares of Common Stock valued at $17.25 per share (recorded at $16.25 per share for GAAP purposes), approximately 16.2 million UPREIT Units valued at $17.25 per unit (recorded at $16.25 for GAAP purposes), approximately $465.0 million in cash and the assumption of approximately $760.0 million of property and construction related debt (recorded at $773.7 million for GAAP purposes). The Company also recorded a minority interest of $241.0 million in connection with this acquisition.

    During the first quarter of 1999, pursuant to the requirements of SOP 98-5 (as defined in Note 1), the Company wrote off all unamortized organizational costs and recorded a cumulative effect of a change in accounting principle of $630,044.

    On February 1, 1999, the Company issued 113,500 shares of restricted stock valued at $15.50 per share to certain employees of the Company. Refer to Note 8 for the vesting of this grant.

    On June 23, 1999, in conjunction with the restructuring of property-related debt with Prudential Insurance Company of America and Northwestern Mutual Life Insurance Company, the Company incurred an extraordinary loss of approximately $3,355,000, of which approximately $1,560,000 represents the unamortized premium/discounts associated with various debt instruments that were assumed as part of the Wilson Acquisition. See Note 5 for more information about this restructuring.

    During 1999, 1,700 shares of restricted Common Stock issued to certain employees of the Company were forfeited as a result of their separation from the Company.

    On July 30, 1999, 562,588 UPREIT Units were redeemed for shares of Common Stock on a one-for-one basis.

    On August 3, 1999, 562,587 UPREIT Units were redeemed for shares of Common Stock on a one-for-one basis.

    On August 17, 1999, the Company reacquired 10,833 shares of restricted Common Stock as a result of the forfeiture of these shares by a certain employee of the Company.

    On October 6, 1999, in conjunction with the restructuring of property-related debt with Northwestern Mutual Life Insurance Company, the Company incurred an extraordinary loss of approximately $7,432,000, of which approximately $2,551,000 represents the unamortized premium/discounts associated with various debt instruments. See Note 5 for more information about this restructuring.

    On December 10, 1999, in conjunction with the sale of One Norwest Center in Denver, Colorado, $97.3 million of outstanding debt was assumed by the purchaser.

17. SELECTED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

    (Dollar amounts in thousands except per share amounts):


                                                                    QUARTER ENDED
                                                   ------------------------------------------------
                                                   DECEMBER 31   SEPTEMBER 30   JUNE 30    MARCH 31
                                                   -----------   ------------   --------   --------
1999
Revenues.........................................   $155,515       $156,539     $153,629   $151,765
Income before cumulative effect of a change in
  accounting principle and extraordinary loss....    141,046         42,267       29,095     29,662
Cumulative effect of a change in accounting
  principle......................................         --             --           --       (630)
Extraordinary loss...............................     (7,432)            --       (3,355)        --
Net income.......................................    133,614         42,267       25,740     29,032
Per share data:
  Income before cumulative effect of a change in
    accounting principle and extraordinary
    item.........................................       1.08           0.32         0.22       0.22
  Basic net income per common share..............       1.02           0.32         0.19       0.22
  Diluted net income per common share............       1.00           0.32         0.19       0.22

1998
Revenues.........................................   $102,402       $ 89,038     $ 86,490   $ 81,556
Income before extraordinary item.................     24,535         21,227       19,252     22,754
Extraordinary loss...............................     (2,034)        (2,269)          --         --
Net income.......................................     22,501         18,958       19,252     22,754
Per share data:
  Income before extraordinary item...............       0.22           0.20         0.18       0.24
  Basic and diluted net income per common
    share........................................       0.20           0.18         0.18       0.24

18. SEGMENT REPORTING

    The Company has one reportable segment--real estate. The Company does not have any foreign operations. The accounting policies of the segment are the same as those described in Note 1. See Note 13 for information regarding concentration of risk.

    The Company evaluates performance based on net operating income from the individual properties in the segment. (Dollar amounts in thousands)


                                                           CORPORATE &    COMPANY
                                           TOTAL SEGMENT    OTHER(A)       TOTAL
                                           -------------   -----------   ----------
Total revenues (B):
1999.....................................   $  611,657      $   5,791    $  617,448
1998.....................................      354,145          5,341       359,486
1997.....................................      160,490         13,421       173,911
Total operating and Interest expenses
     (C):
1999.....................................   $  212,686      $ 156,263    $  368,949
1998.....................................      122,423         80,472       202,895
1997.....................................       61,522         41,541       103,063
Net operating income (D):
1999.....................................   $  398,971      $(150,472)   $  248,499
1998.....................................      231,722        (75,131)      156,591
1997.....................................       98,968        (28,120)       70,848
Total long-lived assets (E):
1999.....................................   $3,770,924      $  66,064    $3,836,988
1998.....................................    4,137,302         54,782     4,192,084
1997.....................................    1,996,404          9,147     2,005,551
Total assets:
1999.....................................   $3,776,765      $ 393,463    $4,170,228
1998.....................................    4,198,099         83,885     4,281,984
1997.....................................    1,757,372        294,109     2,051,481



------------------------

(A) Corporate and Other represents all corporate-level items (including interest income, interest expense and general and administrative expenses) as well as intercompany eliminations necessary to reconcile to consolidated Company totals.

(B) Total revenues represents all revenues during the period (including the Company's earnings in real estate joint ventures). All interest income is excluded from the segment amounts and is classified in Corporate and Other for all periods.

(C) Total operating and interest expenses represents the sum of building operating expenses, real estate taxes, interest expense and general and administrative expenses. All interest expense (including property level mortgages) is excluded from the segment amounts and is classified in Corporate and Other for all periods. Amounts presented exclude depreciation and amortization of $96,726,000, $59,278,000 and $30,978,000 in 1999, 1998
    and 1997, respectively.

(D) Net operating income represents total revenues (as defined in note (B) above) less total operating and interest expense (as defined in note (C) above) for the period.

(E) Long-lived assets is composed of total rentals property, investments in joint ventures, other deferred costs, deferred tenant receivables and certain other assets.

19. SUBSEQUENT EVENTS

    On January 20, 2000, the Company declared a distribution of $0.31 per share/unit paid on February 29, 2000, to Common Stockholders and Unitholders of record as of January 31, 2000.

    On January 21, 2000, the Company purchased 400 Capitol Mall in Sacramento, California. This property contains approximately 502,000 rentable square feet. The total purchase price for the Property was approximately $130.0 million, consisting of approximately $128.0 million in cash, of which $104.8 million was
Section 1031 exchange funds from the sale of One Norwest Center in Denver, Colorado, and approximately $2.0 million of which was paid in UPREIT Units valued at $17.25 per unit.

    On March 8, 2000, as provided in the merger agreement with EOP, the Board of Directors declared a distribution of $0.20 per share/unit, payable on April 14, 2000, to Common Stockholders and Unitholders of record as of March 31, 2000. This distribution was declared to make Cornerstone's distribution schedule consistent with that of EOP pending the merger (see above). Thereafter, it is anticipated that Cornerstone's dividends will be paid as of the end of each quarter until the completion of the EOP Merger.

    On March 8, 2000, 9,200 UPREIT Units were redeemed for shares of Common Stock on a one-for-one basis.

    On March 15, 2000, the Company sold its interest in a Property located in East Bay, California for gross proceeds of $14,425,000. The Property had been acquired as part of the Wilson Acquisition in December 1998.

    On March 23, 2000, the Company sold its interest in a Property located in East Bay, California for gross proceeds of $12,800,000. The Property had been acquired as part of the Wilson Acquisition in December 1998.